Exhibit 10.1

[BWAY Corporation Letterhead]

Kevin Kern

Senior Vice President &

Chief Administrative Officer

June 26, 2009

Thomas K. Linton

Pinehurst, NC 28374

Re: SEPARATION AND RELEASE AGREEMENT

Dear Tom:

BWAY Corporation and North America Packaging Corporation (“NAMPAC”)(collectively, the “Company”) terminated the employment relationship with you effective May 21st, 2009 (the “Separation Date”). This letter agreement (the “Agreement”) sets forth the terms of your separation from the Company. In addition, this Agreement effectively terminates the Employment Agreement between You and the Company dated May 28, 2004 (the “Employment Agreement”). As we discussed, we desire to resolve any and all issues relating to your employment and the conclusion of your employment with the Company amicably and on mutually satisfactory terms. Specifically, you (“You” or “Your”) and the Company (collectively, the “Parties”) agree:

A. Separation Terms.

1. Separation Benefits. Provided that You satisfy the conditions of this Agreement, and do not revoke this Agreement, the Company shall provide You with all of the following payments and benefits:

a) Separation Payments. The Company will provide You with a separation payment of Six Hundred Thirty Thousand Eight Hundred Seventy-Five Dollars ($630,875.00), which amount is equal to twenty-one (21) months of Your regular base salary. Such payment will be made to You as follows:

(i) in equal installments, on the 15th day and last day of the month for a period of sixteen (16) months, beginning with the 15th day or last day of a calendar month which first occurs after the expiration of the revocation period described in Section 3 below (the “Installment Payments”); and

(ii) in a single lump sum equal to five (5) months of your regular base salary, on the 15th or last day of the month which first occurs after the completion of the Installment Payments described in Section A(1)(a)(i) above (the “Lump Sum Payment”) (the Installment Payments and the Lump Sum Payment will collectively be referred to herein as the “Separation Payments”).

Each installment of the Separation Payments shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder.

b) Reimbursement of COBRA Premiums. The Company will reimburse Your COBRA premium under the Company’s major medical group health plan and dental plan on a monthly basis for a period of eighteen (18) months;

c) 2009 Management Incentive Plan. The Company will pay You the Company’s 2009 Fiscal Bonus, if any, on or before December 15, 2009 (the “MIP Bonus”). The MIP Bonus, if any, will be paid in accordance with the terms and conditions of the Company’s bonus plan;

provided, however, for purposes of computing the MIP Bonus, You will be deemed to have been employed through the end of fiscal year 2009;

d) Outplacement Services. The Company will provide outplacement services from an outplacement company approved by the Company for a period of twelve (12) months following the execution of this Agreement or for up to Twelve Thousand Dollars ($12,000.00) in outplacement services. All fees will be paid directly to the outplacement company. All requests for payment of outplacement services must be accompanied by a written invoice indicating what services were rendered. The Company will only pay for reasonably necessary business expenses associated with outplacement services. You acknowledge that the Company is not responsible for the quality of services provided by the outplacement company;

e) Reimbursement of Attorneys’ Fees. The Company will reimburse You for payment of reasonable attorneys’ fees incurred in connection with the review and negotiation of this Agreement, in an amount not to exceed Two Thousand Dollars ($2,000.00). Such reimbursement will be made to You within five (5) business days after the Company receives a copy of Your counsel’s invoice;

f) Stock Options. The Company agrees that You will have a period of one (1) year after the Separation Date in which to exercise any vested options;

g) Unemployment Compensation. The Company will not contest Your claim for unemployment compensation;

h) Business Expenses. The Company will reimburse all approved business expenses for expenses incurred through the Separation Date submitted on or before July 15, 2009 (the “Reimbursement Deadline Date”) in accordance with Company policy. You must submit all business expenses for which You seek reimbursement to the Company’s Chief Administrative Officer. You acknowledge and agree that the Company shall not be obligated to reimburse You for business expenses submitted after the Reimbursement Deadline Date; and

i) References. The Company will provide a reference letter in the form attached as Exhibit A in response to a written reference request authorized by You. You must direct all reference requests to the Senior Vice President & Chief Administrative Officer, at BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, GA 30350, or his successor. In response to inquiries concerning Your employment, the Company will disclose Your dates of employment and job titles.

All payments will be subject to applicable withholdings, including taxes and Social Security. Because You are no longer employed, except as otherwise provided herein, Your rights to any particular employee benefit will be governed by applicable law and the terms and provisions of the Company’s various employee benefit plans and arrangements. You acknowledge that Your Separation Date will be the date used in determining benefits under all Company employee benefit plans. The Company’s obligations listed in sub-Sections (a) - (e) of this Section 1, above, shall terminate immediately upon any breach by You of this Agreement. If You breach this Agreement, You shall return to the Company any amounts You received and/or were paid on Your behalf under this Agreement within ten (10) calendar days after receiving notice from the Company of such breach. You agree that You have consulted or will consult with Your tax advisor regarding the tax consequences of this Agreement, and that You are not relying on the Company for any tax, financial or legal advice. You also acknowledge that the Company’s obligations listed in sub-Sections (a) - (e) above include without modification compensation to which You would have been entitled under a prior agreement between You and the Company, which prior agreement is superseded under Section C(5) of this Agreement.

2. Release. In exchange for the separation benefits stated above, the sufficiency of which is hereby acknowledged, You agree to completely and irrevocably waive, discharge and release the Company1 from any claim or liability, whether known or unknown, arising out of any event, act or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the cessation of Your employment, claims arising out of or relating to the Employment Agreement, claims arising out of or related to the Management Incentive Plan, claims arising out of the Employment Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law, including, but not limited to, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Persons with Disabilities Protection Act, and the North Carolina Wage and Hour Act. You also release any claims for unpaid back pay, sick pay, vacation pay, expenses, bonuses, claims to stock options or the vesting of stock options, claims arising out of or relating to equity or other ownership interest in the Company, claims to commissions, attorneys’ fees, or any other compensation. You agree that You are not entitled to any additional payment or benefits from the Company, except as set forth in this Agreement. You affirm that You have been paid all wages earned through the date of Your receipt of this Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness. This release does not waive Your right to receive benefits under the Company’s 401(k) or pension plans, if any, that either (i) have accrued or vested prior to the date of this Agreement, or (ii) are intended, under the terms of such plans, to survive Your separation from the Company.

3. OWBPA/ADEA Waiver. By agreeing to this provision, You release and waive any right or claim against the Company1 arising out of Your employment or the termination of Your employment with the Company under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), and the Older Workers Benefit Protection Act, 29 U.S.C. § 621 et seq. (“OWBPA”) (such release and waiver referred to as the “Waiver”). You understand and agree that: (a) this Agreement is written in a manner that You understand; (b) You do not release or waive rights or claims that may arise after You sign this Agreement; (c) You waive rights and claims You may have had under the OWBPA and the ADEA, but only in exchange for payments and/or benefits in addition to anything of value to which You are already entitled; (d) You are advised to consult with an attorney before signing this Agreement; (e) You have twenty-one (21) calendar days (the “Offer Period”) from receipt of this Agreement to consider whether to sign it. If You sign before the end of the Offer Period, You acknowledge that Your decision to do so was knowing, voluntary, and not induced by fraud, misrepresentation, or a threat to withdraw, alter, or provide different terms prior to the expiration of the Offer Period. You agree that changes or revisions to this Agreement, whether material or immaterial, do not restart the running of the Offer Period; (f) You have seven (7) calendar days after signing this Agreement to revoke this Agreement (the “Revocation Period”). If You revoke, the Agreement will not be effective or enforceable and You will not be entitled to the separation benefits stated above. To be effective, the revocation must be in writing and received by the Chief Administrative Officer, Kevin Kern, at BWAY Corporation, 8607 Roberts Drive, Suite 250, Atlanta, Georgia, 30350, or his successor, prior to expiration of the Revocation Period; and (g) this Waiver will not become effective or enforceable until the Revocation Period has expired.

1For purposes of Sections A(2), A(3), B(1), B(3), B(4), and C(1) of this Agreement, the term “Company” includes Company, the Company’s parents, subsidiaries, affiliates and all related companies, as well as their respective officers, directors, shareholders, employees, agents and any other representatives, any employee benefits plan of the Company, and any fiduciary of those plans.

B. Your Ongoing Obligations

1. Confidentiality. You acknowledge and agree that neither You nor anyone acting on Your behalf has made or shall make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page or “chat room,” judicial or administrative agency or body, business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena. If You are contacted, served, or learn that You will be served with a subpoena to compel Your testimony or the production of documents concerning this Agreement or Your employment with the Company, You agree to immediately notify the Company’s Director of Human Resources by telephone and as soon as possible thereafter in writing. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this Section, You shall inform such person or entity (a) of this confidentiality provision, and (b) to maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You. You may not use this Agreement as evidence, except in a proceeding in which a breach of this Agreement is alleged.

2. Restrictive Covenants. You acknowledge and agree that You have had access to Confidential Information2, Trade Secrets, and information concerning employees and customers of the Company. You also acknowledge that the Trade Secrets and Confidential Information, and the relationship between the Company and each of its Employees and Customers, are valuable assets of the Company and may not be converted to Your own use. You further acknowledge that the restrictions contained in this Section B(2) are reasonable and necessary to protect the legitimate business interests of the Company, and will not impair or infringe upon Your right to work or earn a living.

A. Trade Secrets and Confidential Information. You agree that You will not: (i) use, disclose, or reverse engineer the Trade Secrets or the Confidential Information, except as authorized in writing by the Company, (ii) retain Trade Secrets or Confidential Information, including any copies existing in any form (including electronic form), which are in Your possession or control, or (iii) destroy, delete, or alter the Trade Secrets or Confidential Information without the Company’s written consent.

The obligations under this Section B(2)(A) shall: (i) with regard to the Trade Secrets, remain in effect as long as the information constitutes a trade secret under applicable law, and (ii) with regard to the Confidential Information, remain in effect as long as the information constitutes Confidential Information as defined herein.

The confidentiality protections set forth in this Agreement are in addition to, and not exclusive of, any and all other rights to which the Company is entitled under federal and state law, including, but not limited to, trade secret and confidential information laws.

B. Non-Solicitation of Customers. During the Restricted Period, You will not directly or indirectly solicit any Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section B(2)(B) apply only to Customers with whom You had Contact.

C. Non-Solicitation of Prospective Customers. During the Restricted Period, You will not directly or indirectly solicit any Prospective Customer of the Company for the purpose of providing any goods or services competitive with the Business. The restrictions set forth in this Section B(2)(C) apply only to Prospective Customers with whom You had Contact.

2For purposes of this Section B(2) only, capitalized terms shall be defined as set forth in Section B(2)(G).

D. Non-Recruit of Employees. During the Restricted Period, You will not, directly or indirectly, solicit, recruit or induce any Employee to terminate his or her employment relationship with the Company. The restrictions set forth in this Section B(2)(D) apply only to Employees with whom You worked or had contact during the last year of Your employment with the Company.

E. Non-Disclosure of Customer Information. During the Restricted Period, You will not, except as authorized by the Company, divulge or make accessible to any person or entity (i) the names of Customers, or (ii) any information contained in Customer’s accounts.

F. Non-Compete. During the Restricted Period, You will not, on Your own behalf or on behalf of Berry Plastics Corporation, Crown Cork & Seal U.S.A., Inc., Silgan Plastics Corporation, Letica Corporation, LINPAC Ropak, Plastican Incorporated, Ball Corporation, Norton Packaging, KLW Plastics, Lee Container Corporation, or any other person or entity engaged in the Business, engage in or perform within the Territory any of the activities which You performed, or which are substantially similar to those which You performed, as President and Chief Operating Officer—NAMPAC Division, which duties are generally listed on the Position Description attached as Exhibit B.

G. Definitions. The capitalized terms in this Section B(2) shall be defined as follows:

(i) “Business” means the business of manufacturing blow molded and/or injection molded rigid plastic containers.

(ii) “Confidential Information” means (a) information of the Company, to the extent not considered a Trade Secret under applicable law, that (i) relates to the business of the Company, (ii) possesses an element of value to the Company, (iii) is not generally known to the Company’s competitors, and (iv) would damage the Company if disclosed, and (b) information of any third party provided to the Company which the Company is obligated to treat as confidential, including, but not limited to, information provided to the Company by its licensors, suppliers, or customers. Confidential Information includes, but is not limited to, (i) future business plans, (ii) the composition, description, schematic or design of products, future products or equipment of the Company or any third party, (iii) communication systems, audio systems, system designs and related documentation, (iv) advertising or marketing plans, (v) information regarding independent contractors, employees, clients, licensors, suppliers, customers, or any third party, including, but not limited to, customer lists compiled by the Company, and customer information compiled by the Company, and (vi) information concerning the Company’s or a third party’s financial structure and methods and procedures of operation. Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure, (ii) has been independently developed and disclosed by others without violating this Agreement or the legal rights of any party, or (iii) otherwise enters the public domain through lawful means.

(iii) “Contact” means any interaction between You and a Customer or a Prospective Customer which (a) takes place in an effort to establish, maintain, and/or further a business relationship on behalf of the Company, and (b) occurs during the last year of Your employment with the Company.

(iv) “Customer” means any person or entity to whom the Company has sold its products or services.

(v) “Employee” means any person who (i) was employed by the Company as of the Separation Date, and (ii) remains employed by the Company during the Restricted Period.

(vi) “Prospective Customer” means any person or entity to whom the Company has solicited to sell its products or services.

(vii) “Restricted Period” means two (2) years from the Separation Date.

(viii) “Territory” means the following discrete, severable subparts:

(a) within fifteen (15) miles of the Company’s corporate headquarters; and/or

(b) within fifteen (15) miles of any office of the Company; and/or

(c) within the corporate limits of Raleigh, North Carolina; and/or

(d) within the State of North Carolina; and/or

(e) within the following states: Michigan, California, Massachusetts, Colorado, Ohio, and Georgia; and/or

(f) within the continental United States; and/or

(g) within the continental United States and Canada.

(ix) “Trade Secrets” means information of the Company, and its licensors, suppliers, clients, and customers, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, a list of actual customers, clients, licensors, or suppliers, or a list of potential customers, clients, licensors, or suppliers which is not commonly known by or available to the public and which information (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

H. Injunctive Relief. You agree that if You breach any portion of the restrictions set forth in this Section B(2): (i) the Company would suffer irreparable harm; (ii) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the Company, and (iii) if the Company seeks injunctive relief to enforce this Agreement, You will waive and will not (a) assert any defense that the Company has an adequate remedy at law with respect to the breach, (b) require that the Company submit proof of the economic value of any Trade Secret or Confidential Information, or (c) require the Company to post a bond or any other security. Nothing contained in this Agreement shall limit the Company’s right to any other remedies at law or in equity.

I. Independent Enforcement. The covenants set forth in Section B(2) of this Agreement shall be construed as agreements independent of (i) any other agreements, or (ii) any other provision in this Agreement, and the existence of any claim or cause of action by You against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either You or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of the covenants set forth in Section B(2) of this Agreement. The Company shall not be barred from seeking to enforce the restrictive covenants set forth in Section B(2) of this Agreement by reason of any breach of (i) any other part of this Agreement, or (ii) any other agreement with You.

3. Cooperation. You agree to cooperate with the Company1 in any pending or future matters, including, but not limited to, any business transactions, business relationships, litigation, investigation or other dispute, in which You have knowledge or information. If You have any contact with any party adverse to the Company in any investigation, lawsuit or dispute, You agree to immediately notify the Company’s Director of Human Resources first by telephone and as soon as possible thereafter in writing. The Company will pay You a reasonable fee for any time and expense incurred to comply with this provision.

In addition, You agree to cooperate with the Company to support an effective transition of Your position, duties, and responsibilities. Such cooperation shall include, but not be limited to, (i) fully disclosing all business activities in which You were involved during Your employment with the Company, including the status of projects that are not completed as of the Separation Date, and (ii) providing all reports concerning the projects and business activities in which You were involved during Your employment with the Company, and (iii) being available to answer any questions that the Company and its legal counsel may have concerning the Your business activities during Your employment with the Company. You shall appear at the Company’s offices only on an as-needed basis, as requested by the Company’s CEO. If instructed by the Company, You shall also refrain from performing any service or services or appearing at the Company’s offices.

4. Non-Disparagement/Future Employment. You will not make any disparaging or defamatory statements, whether written or oral, regarding the Company1. In addition, You will not make any statement or take any action which may negatively impact the Company’s ability to close those business transactions that You were, directly or indirectly, working on or had knowledge of during the course of Your employment with the Company. You agree that the Company has no obligation to consider You for employment should You apply in the future.

5. Company Stock. You will comply in all respects with the requirements of the federal securities laws as they pertain to Your holdings of shares of common stock of the Company, including, without limitation, the requirements of Rule 16a-2(b) under the Securities Exchange Act of 1934. The Company will, without charge to You, assist You in the preparation and filing of any Forms 4 that may be required to be filed by You.

C. General Provisions

1. No Admission of Liability. This Agreement is not an admission of liability by the Company1. The Company denies any liability whatsoever. The Company enters into this Agreement to reach a mutual agreement concerning Your separation from the Company.

2. Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

3. Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, then such provision shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision cannot be modified to be enforceable, the provision shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

4. Governing Law. The laws of the State of North Carolina shall govern this Agreement. If North Carolina’s conflict of law rules would apply another state’s laws, the Parties agree that North Carolina law shall still govern.

5. Entire Agreement. This Agreement, including Exhibits A and B which are incorporated by reference, constitutes the entire agreement between the Parties. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties arising out of or relating to Your employment and the termination of that employment. Other than this Agreement, no other representation, promise or agreement has been made with You to cause You to sign this Agreement.

6. Amendments. This Agreement may not be amended or modified except in writing signed by both Parties.

7. Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and shall be binding upon You and Your heirs and assigns.

8. Consent to Jurisdiction and Venue. You agree that any claim arising out of or relating to this Agreement shall be brought in a state or federal court of competent jurisdiction in North Carolina. You consent to the personal jurisdiction of the state and/or federal courts located in North Carolina. You waive (i) any objection to jurisdiction or venue, or (ii) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

If the terms set forth in this Agreement are acceptable, please sign below and return the signed original to me on or before July 20, 2009. If the Company does not receive a signed original on or before the above-stated date, then this offer shall be revoked and You shall not be entitled to any of the separation benefits stated above.

Sincerely,

/s/ Kevin C. Kern

Kevin Kern

Senior Vice President &

Chief Administrative Officer

I acknowledge the validity of this ten (10) page Agreement, including the attached Exhibits, and represent that I have the legal capacity to enter into this Agreement. I acknowledge that I have had the opportunity to consult with an attorney before signing this Agreement. I acknowledge that I have had greater than twenty-one (21) days to consider whether to sign this Agreement. I have carefully read the Agreement, know and understand the terms and conditions, including its final and binding effect, and sign it voluntarily.

/s/ Thomas K. Linton	Date:	7/9/09
Thomas K. Linton